Exhibit 10.4

EMPLOYMENT AGREEMENT

Employment Agreement (the “Employment Agreement”) made as of this 18th day of September, 2012, by and between WILLIAM S. BURNS an individual residing at 11 Nottingham Road, Short Hills (the “Employee”), NORTH JERSEY COMMUNITY BANK, a New Jersey state chartered commercial bank with its principal place of business located at 301 Sylvan Avenue, Englewood Cliffs, NJ 07632 (the “Bank”), and NORTH JERSEY COMMUNITY BANCORP, INC., a New Jersey corporation with its principal place of business located at 301 Sylvan Avenue, Englewood Cliffs, NJ 07632 (the “Company”; the Bank and the Company sometimes collectively are referred to herein as “Employer”).

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company have each determined that it is in the best interests of each of the Bank and the Company to enter into this Agreement with Employee, and each respective Board has authorized the Bank and the Company to enter into this Agreement;

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1. Employment. The Company and the Bank hereby jointly agree to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2. Position and Duties. The Employee shall be employed as Executive Vice President and Chief Financial Officer of the Company and the Bank, to perform such services in that capacity as are usual and customary for comparable institutions and as shall from time-to-time be established by the Chief Executive Officer and/or the Board of Directors of the Company and the Bank. Employee agrees that he will devote his full business time and efforts to his duties hereunder.

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3. Compensation. Employer shall pay to the Employee compensation for his services as follows:

(a) Base Salary. The Employee shall be entitled to receive during his service hereunder a minimum annual base salary (the “Base Salary”) of Two Hundred Forty Thousand Dollars ($240,000), which shall be payable in installments in accordance with Employer’s usual payroll method. Annually commencing on December 31, 2012, the Board of Directors shall review the Employee’s performance, the status of Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate and shall adjust the Base Salary accordingly, which shall not be less than $240,000 annually, unless any reduction in salary to less than $240,000 annually is part of an overall reduction in compensation applicable to all senior executive officers of the Employer.

(b) Incentive Plans. Employee shall be entitled to participate in the Employer’s incentive plan for executive officers of the Employer, with a potential to earn a bonus of twenty five (25%) to fifty (50%) percent of the Employee’s Base Salary upon attainment of performance targets established pursuant to the Employer’s Compensation Incentive Plan; provided, however, that any payment pursuant to any incentive plan for the year ending December 31, 2012 shall be prorated based upon the period commencing on the Effective Date hereof and ending on December 31, 2012.

(c) Sign On Grant and Bonus. Effective upon the Effective Date (as defined below), Employer shall grant Employee 1,667 shares of the Company’s common stock, no par value per share ( the “Sign On Grant”). The shares subject to the Sign On Grant will vest, and become non-forfeitable by Employee, on the following schedule: one half of the shares will vest on the day after the first anniversary of the Effective Date, and the final one half of the shares will vest on the day after the second anniversary of the Effective Date. Vesting will accelerate upon a Change In Control of the Company (as defined herein). The Sign On Grant will also be subject to the terms and conditions of the equity plan under which it is granted. In addition, on January 2, 2013, Employer shall pay Employee a cash bonus (the “Sign On Bonus”) of $25,000, provided that Employee is still employed with Employer as of such payment date.

(d) IPO Grant. In the event that during the Term (as hereinafter defined) of this Agreement:

(A)	the Company shall engage in any offering of its common stock registered with the United States Securities and Exchange Commission, and

(B)	An equity option or restricted stock program (the “Equity Grant Program”) shall be made available for the Employer’s management in connection with that offering which is approved by the Compensation Committee, then the Employee shall be entitled to an allocation of the Equity Grant Program equal to at least twenty five (25%) percent and at most forty (40%) percent of the allocation of the Equity Grant Program offered at the same time to the Chief Executive Officer of the Employer. Further, Employee shall be entitled to the second largest allocation of the Equity Grant Program (the Chief Executive Officer will be entitled to the largest allocation).

4. Other Benefits.

(a) Automobile. The Employee shall be entitled to a cash allowance in the amount of seven hundred fifty ($750) dollars per month to be used for the purpose of maintaining an automobile for use in the business of the Employer.

(b) Insurance Coverage and Employee Benefit Plans. The Employee shall be entitled to receive hospital, health, medical, and life insurance of a type currently provided to and enjoyed by other senior officers of Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally or to its senior management.

(c) Expenses. The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer’s expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.

(d) Vacation. The Employee shall be entitled to vacations and other leave in accordance with the Employer’s policy for senior executives.

5. Term. The term of this Agreement shall commence on the date Employee commences the position (the “Effective Date”) and continue until September 30, 2014 (the “Term”). Unless either party gives written notice at least ninety (90) days prior to the end of the Term, this Agreement shall renew for a one (1) year period, and such extended period shall be deemed to be included within the Term.

6. Termination. Employee may be terminated at any time, without prejudice to Employee’s right to compensation or benefits as provided herein. Employee’s rights upon a termination shall be as follows:

(a) Cause. For purposes of this Agreement “Cause” with respect to the termination by Employer (as defined below) of Employee’s employment shall mean (i) willful and continued failure, for a period of at least thirty (30) calendar days, by the Employee to perform his duties for Employer under this Agreement after at least one (1) warning in writing from the Chief Executive Officer of the Employer identifying specifically any such failure, (ii) the willful engaging by the Employee in misconduct which causes material injury to Employer as specified in written notice to the Employee from the Chief Executive Officer of the Employer; or (iii) conviction of a crime (other than a traffic violation) which is either a felony or an indictable offense or Employee’s habitual drunkenness, drug abuse, or excessive absenteeism other than due to Disability (as defined herein), after a warning (with respect to drunkenness or absenteeism only) in writing from the Chief Executive Officer of the Employer to refrain from such behavior.

(b) Termination With Cause. Employer shall have the right to terminate the Employee for “cause”. In the event of such termination, the Employee shall only be entitled to salary and benefits accrued through the date of termination.

(c) Termination Without Cause. Upon a termination of Employee’s employment hereunder without “cause”, in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Sections 8, 9 and 10 hereof, Employee shall be entitled to receive a lump sum severance payment equal to his then current annual Base Salary. This lump sum severance payment shall be made to Employee no later than thirty (30) days after the date upon which his employment with Employer shall be terminated for other than cause as provided in this subsection (c). In addition, Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination, on the terms and conditions under which they were offered to

Employee prior to such termination for a period equal to the remaining Term. In the event Employer, under its insurance and benefit plans then in effect, is unable to provide Employee with the benefits provided for above under the terms provided for herein, then in lieu of providing such benefits, Employer will pay the amount of Employee’s premium to continue such coverage pursuant to the terms of the Comprehensive Omnibus Budget Reconciliation Act. The Employee shall have no duty to mitigate damages in connection with his termination by Employer without “cause”. However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. Following the cessation of the continuation of Employee’s hospital, health, and medical insurance, Employee shall be permitted to elect to extend such insurance coverage under the policies maintained by Employer in accordance with the applicable provisions of the Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and/or applicable state law, to the extent eligible to do so under the Code and such state law.

(d) Death or Disability. This Agreement shall automatically terminate upon the death or Disability of Employee. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee’s right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or Disability. For purposes hereof, Disability shall be defined to mean a disability under any long term disability plan of the Employer then in effect.

7. Change in Control.

(a) Upon the termination of Employee’s employment upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof. In addition, if within six (6) months of the occurrence of a Change in Control Employer or its successor shall (i) reassign the Employee to a position of lesser rank or status than Chief Financial Officer, (ii) relocate the Employee’s principal place of employment by more than twenty five (25) miles from its location prior to consummation of the Change in Control, or (iii) reduces the Employee’s compensation or other benefits below the level in effect prior to the consummation of Change in Control, Employee have the right to resign his employment with the Employer or its successor and thereafter Employee shall become entitled to receive the payments provided for under paragraph (c) below.

(b) A “Change in Control” shall mean:

(i)	a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c) In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to the Employee’s then current monthly Base Salary (i.e., Employee’s then current annual Base Salary divided by twelve (12)) multiplied by fifteen; provided, however, that on each anniversary date of the Effective Date of this Agreement, the multiplier will be increased by one (i.e., as of the first anniversary of the Effective Date, the Employee’s monthly Base Salary will be multiplied by sixteen (16)); provided further, however, that in no event shall any payments provided for hereunder constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Employee’s “base amount” as determined in accordance with such Section 280G. In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination. Employer’s obligation to continue such insurance benefits will be for a period of one (1) year from the effective date of the Change in Control.

8. Covenant Not to Compete.

(a) As consideration for the benefits conferred upon Employee hereunder, including, but not limited to Employee’s right to severance under Section 6(c), Employee agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment (the “Covenant Term”), provided that he is entitled to severance hereunder upon such termination, he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on NASDAQ) any enterprise which competes with Employer in the business of banking in the counties in which Employer conducts its business on the date of Employee’s termination.

9. Non Solicitation

During the period Employee is performing services for the Employer and for a period of two (2) years following the termination of the Employee’s services for the Employer for any reason, the Employee agrees that the Employee will not, directly or indirectly, for the Employee’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)

solicit or attempt to solicit from any customer that Employee serviced or learned of while in the employ of the Employer (“Customer”), or any potential customer of the Employer which has been the subject of a known written or oral bid, offer or proposal by the Employer, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve months prior to such Employee’s termination (“Potential Customer”), business of a similar nature or related to the business of the Employer;

(ii)	accept any business from, or perform any work or services for, any Customer or Potential Customer, which business, work or services is similar to the business of the Employer;

(iii)	cause or induce or attempt to cause or induce any Customer, Potential Customer, licensor, supplier or vendor of the Employer to reduce or sever its affiliation with the Employer;

(iv)	solicit the employment or services of, or hire or engage, or assist anyone else to hire or engage, any person who was known to be employed or engaged by or was a known employee of or consultant to the Employer upon the termination of the Employee’s services to the Employer, or within twelve months prior thereto; or

(v)	otherwise interfere with the business or accounts of the Employer.

For purposes hereof, “solicitation” shall include directly or indirectly initiating any contact or communication of any kind whatsoever for purposes of inviting, encouraging or requesting such Customer, Potential Customer, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the Employee or any person, firm or entity other than the Employer.

10. Confidential Information

(a) As used herein, “Confidential Information” means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer’s customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(b) At all times, both during the period of Employee’s services for the Employer and after termination of Employee’s services, the Employee will keep in strictest confidence and trust all Confidential Information and the Employee will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Employees duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer.

(c) The Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five days after the termination of the Employee’s performance of services for the Employer for any reason.

11. Miscellaneous.

(a) Governing Law. In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New Jersey.

(b) Severability. If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

(c) Entire Agreement; Amendment. This Agreement sets for the entire understanding of the parties with regarding to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(d) Successors and Assigns. This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer and shall inure to the benefit of Employee’s estate, heirs, representatives in the event of his death or Disability.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NORTH JERSEY COMMUNITY BANK

By:	/s/ Frank Sorrentino III
	Name:	Frank Sorrentino III
	Title:	Chairman

NORTH JERSEY COMMUNITY BANCORP, INC.

By:	/s/ Frank Sorrentino III
	Name:	Frank Sorrentino III
	Title:	Chairman

EMPLOYEE:

/s/ William S. Burns
Name:	William S. Burns